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Exhibit 10.1

EDWARDS LIFESCIENCES CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective July 6, 2011)

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ARTICLE VIII MISCELLANEOUS		7
8.1	Unfunded Plan	7
8.2	Nonassignability	7
8.3	Claims Procedure	7
8.4	Indemnification	8
8.5	Not a Contract of Employment	8
8.6	Protective Provisions	8
8.7	Governing Law	8
8.8	Severability	8
8.9	Successors	8
8.10	Effect on Benefit Plans	8
8.11	Compliance with Code Section 409A	8

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 EDWARDS LIFESCIENCES CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective July 6, 2011)

ARTICLE I
PURPOSE

        This Edwards Lifesciences Corporation Deferred Compensation Plan (the "Plan") is designed to (1) offer selected employees of Edwards Lifesciences Corporation and its affiliates certain benefits that cannot be provided under the Edwards Lifesciences Corporation tax-qualified plans and (2) provide additional opportunities for selected employees to defer compensation. This Plan became effective on January 1, 2005 for (i) Compensation earned after December 31, 2004 and deferred pursuant to the provisions of this Plan and (ii) any Compensation deferred prior to January 1, 2005 under the Edwards Lifesciences Corporation Executive Option Plan but not vested on or before such date. This Plan was amended and restated, effective January 1, 2009, to conform the provisions of the plan document to the applicable requirements of Section 409A of the Internal Revenue Code, as amended (the "Code") and the Treasury Regulations issued thereunder. The Plan is hereby amended and restated effective July 6, 2011 to amend certain provisions to facilitate Plan administration.

        Between January 1, 2005 and December 31, 2008, this Plan has been operated in accordance with the transitional relief established by the Treasury Department and the Internal Revenue Service under Section 409A of the Code.

        This Plan is intended to be a plan that is unfunded and maintained by Edwards Lifesciences Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ARTICLE II
DEFINITIONS

        2.1   Account means the account maintained under the Plan for each Participant which is credited with amounts under Article III of the Plan and adjusted periodically for investment performance under Article IV of the Plan and distributions or withdrawals in accordance with Article V. To the extent it considers necessary or appropriate, the Compensation Committee or its delegate may further divide each such Account into a series of separate subaccounts so that each category of deferred Compensation or other contribution may be credited to its own separate subcategories within that particular Account.

        2.2   Administrative Committee means the Administrative Committee as defined in the 401(k) Plan.

        2.3   Base Pay means the Participant's Base Pay as defined in the 401(k) Plan.

        2.4   Beneficiary means the Participant's Beneficiary (as defined in Article VI) designated to receive the Participant's Accounts, if any, from the Plan, upon the death of the Participant.

        2.5   Bonus means any bonus payable to the Participant under the Edwards Incentive Plan.

        2.6   Code means the Internal Revenue Code of 1986, as amended.

        2.7   Company means Edwards Lifesciences Corporation.

        2.8   Compensation means Compensation as defined in the 401(k) Plan without regard to Section 401(a)(17) of the Code.

        2.9   Compensation Committee means the Compensation and Governance Committee of the Board of Directors of the Company. The Compensation Committee shall have full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, to determine the benefit entitlement of each Participant and Beneficiary hereunder and to correct errors. The Compensation Committee may delegate one or more of its duties and responsibilities hereunder to the Administrative Committee, and unless the Compensation Committee expressly provides to the contrary, any such delegation will carry with it the Compensation Committee's full discretionary authority with respect to the delegated duties and responsibilities. In no event, however, shall the Compensation Committee delegate its authority to select the Eligible Employees who are to participate in the Plan or its authority to amend or terminate the Plan pursuant to the provisions of Article VII. Decisions of the Compensation Committee or the Administrative Committee will be final and binding on all persons.

        2.10 Eligible Employee means any individual who is employed as a corporate officer of the Company and who is a U.S. employee or a U.S. expatriate. In addition, "Eligible Employee" means any other key employee of the Company or an affiliate who is designated as an Eligible Employee by the Chief Executive Officer of the Company.

        2.11 Excess Matching Contribution means the difference between the Matching Contributions allocated to a Participant's 401(k) Plan Account during the Plan Year and the amount that would have been allocated if the limitations of Sections 415, 401(k), 402(g) and 401(m) of the Code, as well as the limitations of Section 401(a)(17) of the Code, were disregarded.

        2.12 401(k) Plan means the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan.

        2.13 Matching Contribution means the Matching Contribution pursuant to the 401(k) Plan.

        2.14 Participant means any Eligible Employee who has an Account balance in the Plan.

        2.15 Plan Year means the calendar year.

        2.16 Plan Year Account means for each Plan Year, that portion of an Eligible Employee's Account that is attributable to (i) Compensation that would have been paid in such Plan Year had payment not been deferred under this Plan and (ii) earnings credited thereto pursuant to Article IV.

        2.17 Separation from Service means separation from service with the Company and all affiliates within the meaning of Code Section 409A and the regulations thereunder.

        2.18 Specified Employee means a specified employee as determined under Code Section 409A pursuant to procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans subject to Code Section 409A.

        2.19 Vesting has the same meaning as Vesting in the 401(k) Plan.

ARTICLE III
PARTICIPANT DEFERRALS AND MATCHING CONTRIBUTIONS

        3.1    Deferral Elections.

          (a)    Elections.    In order to participate in the Plan, an Eligible Employee must file an appropriate deferral election for that Plan Year. Such election must be made in writing during the enrollment period established by the Compensation Committee before the start of the Plan Year in which the Compensation subject to that election is to be earned in accordance with the rules and procedures established by the Compensation Committee. However, if an individual first becomes an Eligible Employee during a Plan Year, that individual may elect, within thirty (30) days after he or she is first notified that he or she is eligible to participate in the Plan, to make a deferral election with respect to Compensation earned for services performed after the election is made.

          (b)    Evergreen Elections.    An election made for a Plan Year shall remain in effect for subsequent Plan Years until changed or revoked Such "evergreen" election will become effective on the date such election becomes irrevocable under Section 3.1(c) below. An evergreen election may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under Section 3.1(c) below. A Participant whose election is cancelled in accordance with Section 5.6 will be required to file a new election under this Section 3.1 in order to recommence deferrals under the Plan.

          (c)    Election Irrevocable.    A Participant's election will become irrevocable on December 31 of the year preceding the year in which the Compensation subject to that election is to be earned. An election filed by an individual who first becomes an Eligible Employee during a Plan Year will become irrevocable at the end of the thirty (30)-day election period for such individual specified in Section 3.1(a) above. An election that has become irrevocable may not be subsequently revoked, modified or changed, except to the extent permitted under Code Section 409A and the regulations thereunder.

          (d)    Late Election.    Except to the extent otherwise provided in Section 3.1(b), if an Eligible Employee does not make a timely election for a Plan Year, no contributions will be made under the Plan on behalf of that Eligible Employee with regard to that election for that Plan Year.

        3.2    Deferral Amounts.    A Participant may make a separate election to defer under the Plan with respect to each of the following amounts of earnings:

          (a)   A portion of his or her Compensation elected for deferral under the 401(k) Plan in excess of the annual contribution limit under Sections 401(k) and 402(g) of the Code.

          (b)   Any whole percentage of his or her Base Pay (with a minimum of five percent (5%)) in addition to the Base Pay being deferred pursuant to the Participant's election under Section 3.2(a).

          (c)   Any whole percentage of his or her Bonus earned during the Plan Year. However, in no event may the Bonus deferred under the Plan, when added to any Bonus contributed to the 401(k) Plan exceed one hundred percent (100%) of such Bonus.

The amount of each type of Compensation deferred under the Plan will be the lesser of (i) the portion or percentage of deferral elected by the Participant for such type of Compensation (calculated prior to any deductions or withholdings) or (ii) the amount of such type of Compensation remaining available after deduction of all applicable income taxes on amounts not subject to deferral and applicable employment taxes, elective deferrals for 401(k) Plan or other employee benefit plan contributions and other required reductions applicable to total Compensation.

        3.3    Excess Matching Contribution.    An Eligible Employee will be eligible to receive a supplemental matching contribution for a Plan Year equal to the Eligible Employee's Excess Matching Contribution for that Plan Year. Notwithstanding the foregoing, any changes in election by the Participant under the 401(k) Plan shall not increase or decrease either the elective deferrals under Section 3.2(a) or the Excess Matching Contributions under this Section 3.3 by an amount greater than the limit under Code Section 402(g) in effect for the year for the Participant, nor shall the Participant's action or inaction cause Excess Matching Contributions to exceed 100 percent (100%) of the matching amounts that would be provided under the 401(k) Plan absent any restrictions that reflect Code limits on qualified plan contributions.

 ARTICLE IV
CREDITING OF ACCOUNTS AND EARNINGS

        4.1    Crediting of Accounts.

          (a)    Participant Contributions.    Any amounts deferred by a Participant under Section 3.2 shall be credited to his or her Account on the last business day of the calendar quarter in which those amounts would otherwise have been paid to Participant.

          (b)    Excess Matching Contributions.    A Participant's Excess Matching Contributions, if any, will be credited to his or her Account on the last business day of the calendar quarter in which the Matching Contribution to which the Excess Matching Contribution relate would otherwise have been credited to the 401(k) Plan.

        4.2    Earnings.    Amounts credited to a Participant's Accounts under the Plan shall be credited with earnings and losses, at periodic intervals determined by the Compensation Committee, at a rate equal to the actual rate of return for such period of the investment fund or funds or index or indices or vehicle or vehicles selected by that Participant (in accordance with procedures established by the Compensation Committee) from a range of investment vehicles authorized by the Compensation Committee. The rate of return on investment vehicles shall be tracked solely for the purpose of computing the amount of benefits payable from the Participant's Accounts under the Plan. The Company shall not be obligated to make any actual investment. The available investment funds shall be subject to change periodically by the Compensation Committee or delegate thereof.

        4.3    Account Statements.    Account Statements will be generated effective as of the last day of each calendar quarter and mailed to each Participant as soon as administratively feasible. Account Statements will reflect all Account activity during the reporting quarter, including Account contributions, distributions and earnings credits.

        4.4    Vesting.    Subject to Section 8.1, a Participant shall be 100% Vested in his or her Account in the Plan at all times.

ARTICLE V
DISTRIBUTIONS

        5.1    Distribution of Benefits.

          (a)    Election.    Each Participant must elect, with respect to each Plan Year, the time and form in which his or her Plan Year Account and other Accounts will be distributed. Such election must be made in writing at the same time the Participant files his or her deferral election for such Plan Year pursuant to Section 3.1. An election as to time and form of payment may not be changed, except as expressly provided herein.

          (b)    Timing.    A Participant may elect to have the vested portion of his or her Accounts distributed as soon as administratively practicable following one of the following distribution events: (i) the date of the Participant's Separation from Service, (ii) the date of the Participant's death, (iii) the date specified by the Participant in his or her election or (iv) the earliest of (i), (ii) or (iii) above elected by the Participant. Under option (iii) above, the date specified must be at least 12 months from the beginning of the Plan Year to which that Account relates. Any such distribution shall be made or begin on the designated commencement date or event or as soon as administratively practicable thereafter, but in no event later than the later of (i) the end of the calendar year in which the designated commencement date or event occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the occurrence of such commencement date or event.

          (c)    Form.    For each type of distribution event (Separation from Service, specified date or death) elected by a Participant for distribution of his or her Accounts, the Participant may elect to have the vested portion of his or her Accounts distributed in one of the following forms: (i) a lump sum or (ii) a series of annual installments, not in excess of fifteen (15). The amount of each installment will be the remaining balance of the Participant's vested Accounts divided by the number of installments remaining (including the installment to be made).

          (d)    Subsequent Election.    A Participant may change the distribution election in effect for an Account by submitting that change to the Compensation Committee or its delegate in writing. However, the subsequent election shall have no force or effect and shall not become effective until the expiration of the 12-month period measured from the filing date of such election. In addition, in the case of a distribution on a Separation from Service under option (i) of 5.1(b) or a scheduled distribution to be made pursuant to option (iii) of 5.1(b), such election shall be valid only if (A) such election defers any distribution for at least 5 years after the date that distribution would have otherwise been made or commenced in the absence of such subsequent election and, in the case of a scheduled distribution to be made pursuant to option (iii) of Section 5.1(b), (B) such election is made at least twelve (12) months before the date of the first of the scheduled payments. In no event may any change to the distribution election in effect for the Account result in any acceleration of the distribution of that Account.

          (e)    Deferred Commencement of Distribution.    Notwithstanding any provision to the contrary in this Article V or any other article of this Plan, no distribution in connection with the Separation from Service by a Participant who is at the time a Specified Employee shall be made or otherwise commence prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of such Separation from Service or (ii) the date of the Participant's death if such delayed commencement is otherwise required in order to avoid a permitted distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 5.1 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein. During such deferral period, the Participant's Account shall continue to be subject to the investment return provisions of Article IV.

          (f)    Small Benefit Cashout.    Should the aggregate present value of all the remaining unpaid installments due to a Participant who is receiving one or more installment distributions under the Plan total less than $50,000 then the Participant will receive lump sum payment of his or her Accounts within thirty (30) days thereafter.

        5.2    Special Distribution Election in 2008.    Notwithstanding the limitations and restrictions of Section 5.1(a), Participants may make a special election to change the time and form of the distribution of one or more of their Plan Accounts provided the election is made at least 12 months in advance of the newly elected distribution date. Such election must be made prior to December 31, 2008 during the period and in accordance with the rules established by the Compensation Committee. No election under this Section 5.2 shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2008 or (ii) cause a payment to be made in 2008 that was otherwise scheduled for payment in a later year.

        5.3    Effect of Payment.    Payment to the person or trust reasonably and in good faith determined by the Compensation Committee to be the Participant's Beneficiary will completely discharge any obligations the Company may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Compensation Committee in good faith believes to be incompetent or incapable of handling the disposition of property, the Compensation Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor and such decision by the Compensation Committee is binding on all parties. The Compensation Committee may initiate reasonable action to ensure that benefits are properly paid to an appropriate guardian.

        The Compensation Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Compensation Committee from all liability with respect to such benefit.

        5.4    Taxation of Plan Benefits.    It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.

        5.5    Withholding and Payroll Taxes.    Edwards will withhold from payments made hereunder any taxes required to be withheld for the payment of taxes to the Federal, or any state or local government.

        5.6    Distribution Due to Unforeseeable Emergency.    If a Participant (a) incurs a severe financial hardship as a result of (i) a sudden and unexpected illness or accident involving the Participant or his or her spouse or any dependent (as determined pursuant to Section 152(a) of the Code), (ii) a casualty loss involving the Participant's property or (iii) other similar extraordinary and unforeseeable event beyond the Participant's control and (b) does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise), liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship) or cessation of deferrals under the Plan, to satisfy such financial emergency, then the Participant may apply to the Compensation Committee for an immediate distribution from the vested portion of his or her Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. The Compensation Committee shall have complete discretion to accept or reject the request and shall in no event authorize a distribution in an amount in excess of that reasonably required to meet such financial hardship and the tax liability attributable to that distribution. In the event a Participant receives a distribution under this Section 5.6, all deferrals under the Plan will be suspended for the remainder of the Plan Year. In addition, such Participant shall be precluded from enrolling in the Plan for the entire Plan Year beginning January 1 after the request is approved.

ARTICLE VI
BENEFICIARY DESIGNATION

        6.1    Beneficiary Designation.    Each Participant has the right to designate one or more persons or trusts as the Participant's Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Compensation Committee and will be effective only when filed with the Compensation Committee during the Participant's lifetime.

        6.2    Amendments to Beneficiary Designation.    Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Compensation Committee. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Compensation Committee. If a Participant's Accounts are community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.

        6.3    No Beneficiary Designation.    In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant's estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary's share, the remaining benefits will be payable to the Beneficiary's estate.

 ARTICLE VII
AMENDMENT AND TERMINATION OF PLAN

        7.1    Amendment.    The Compensation Committee may, subject to compliance with Code Section 409A and the Treasury Regulations promulgated thereunder, amend the Plan at any time, except that no amendment will decrease or restrict the Accounts of Participants and Beneficiaries at the time of the amendment. Notwithstanding the foregoing, if the Compensation Committee determines that additional restrictions or limitations must be placed on the investment vehicles utilized for measuring the return on the amounts credited to Participant Accounts, the right of Participants to make investment elections with respect to their Accounts, their ability to make or change distribution elections, their ability to defer distributions, the commencement date for the distribution of their benefits and the method of such distribution or their rights or status as creditors under the Plan in order to avoid current income taxation of amounts deferred under the Plan, the Compensation Committee may, in its sole discretion, amend the Plan to impose such restrictions or limitations, cease deferrals under the Plan and/or defer distribution dates under the Plan.

        7.2    Right to Terminate.    The Compensation Committee may at any time terminate the Plan, subject to compliance with Code Section 409A and the Treasury Regulations promulgated thereunder.

ARTICLE VIII
MISCELLANEOUS

        8.1    Unfunded Plan.    This Plan is intended to be an unfunded retirement plan maintained primarily to provide retirement benefits for a select group of management or highly compensated employees. All credited amounts are unfunded, general obligations of the Company. The Plan constitutes a mere promise by the Company to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company. Plan benefits will be paid from the general assets of the Company and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company, subject to compliance with Section 409A and the Treasury Regulations promulgated thereunder.

        8.2    Nonassignability.    Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency. Nothing contained herein will preclude the Company from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary to the extent permitted under Section 409A and the Treasury Regulations promulgated thereunder.

        8.3    Claims Procedure    If a claim for benefits by a Participant or his or her beneficiary or beneficiaries (the "applicant") is denied, the Compensation Committee will furnish the applicant within 90 days after receipt of such claim (or within 180 days after receipt if the Compensation Committee notifies the applicant prior to the end of the 90 day period that special circumstances require an extension of time), a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 8.3. If, within 60 days after receipt of such notice, the applicant so requests in writing, the Compensation Committee will review its earlier decision. The Compensation Committee's decision on review will be in writing, and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and will include specific references to the pertinent provisions of the Plan on which the decision is based. It will be delivered to the claimant within 60 days after the request for review is received, unless extraordinary circumstances require a longer period, but in no event more than 120 days after the request for review is received.

        8.4    Indemnification.    The Company and its Affiliates will indemnify and hold harmless the Board of Directors, the members of the Compensation Committee and the Administrative Committee, and employees of the Company and the affiliates who may be deemed fiduciaries of the Plan, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company and its affiliates shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section 8.4 applies.

        8.5    Not a Contract of Employment.    The terms and conditions of this Plan will not be deemed to constitute a contract of employment between a Participant and the Company or any affiliates, and neither the Participant nor the Participant's Beneficiary will have any rights against the Company or any affiliate except as may otherwise be specifically provided herein. Moreover, nothing in this Plan is deemed to give a Participant the right to be retained in the service of his or her employer or to interfere with the right of such employer to discipline or discharge him or her at any time.

        8.6    Protective Provisions.    A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder.

        8.7    Governing Law.    The provisions of this Plan will be construed and interpreted according to the laws of the State of California, to the extent not preempted by ERISA.

        8.8    Severability.    In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Edwards will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.

        8.9    Successors.    The provisions of this Plan will bind and inure to the benefit of the Company, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Edwards, and successors of any such corporation or other business entity.

        8.10    Effect on Benefit Plans.    Amounts paid under this Plan, will not by operation of this Plan be considered to be compensation for the purposes of any benefit plan maintained by the Company or any affiliate. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.

        8.11    Compliance with Code Section 409A.    This Plan is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

        The Company has caused this instrument to be executed by its authorized officer, as of                    , 2011.

EDWARDS LIFESCIENCES CORPORATION
By:
Its:

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  Exhibit 10.1
EDWARDS LIFESCIENCES CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (As Amended and Restated Effective July 6, 2011)
TABLE OF CONTENTS
EDWARDS LIFESCIENCES CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (As Amended and Restated Effective July 6, 2011)
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III PARTICIPANT DEFERRALS AND MATCHING CONTRIBUTIONS
ARTICLE IV CREDITING OF ACCOUNTS AND EARNINGS
ARTICLE V DISTRIBUTIONS
ARTICLE VI BENEFICIARY DESIGNATION
ARTICLE VII AMENDMENT AND TERMINATION OF PLAN
ARTICLE VIII MISCELLANEOUS